Exhibit 99.1

ESSA Pharma Presents Updated Phase 1 Masofaniten (EPI-7386) Clinical Data at the 2024 ASCO Genitourinary Cancers Symposium

Combination of masofaniten plus enzalutamide continues to be well tolerated with deep and durable reductions in PSA in patients with mCRPC

Phase 2 dose expansion currently underway at the RP2CDs of masofaniten 600 mg BID in combination with enzalutamide 160 mg QD

Across all dosing cohorts, 81% of patients achieved PSA90, 69% of patients achieved PSA90 in less than 90 days, and 63% of patients achieved PSA <0.2ng/mL. While the data are still maturing, median time to PSA progression is currently at 16.6 months.

SOUTH SAN FRANCISCO, California and VANCOUVER, Canada, Jan. 25, 2024 – ESSA Pharma Inc. ("ESSA", or the "Company") (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today announced the presentation of updated dose escalation data from its Phase 1/2 study evaluating masofaniten (formerly EPI-7386) in combination with enzalutamide at the 2024 ASCO Genitourinary Cancers Symposium, taking place January 25 - 27, 2024, in San Francisco, CA. Masofaniten is a first-in-class N-terminal domain androgen receptor ("AR") inhibitor that suppresses androgen activity through a novel mechanism of action and is being developed for the treatment of prostate cancer. The poster presentation is available on the "Publications" section of the Company's website at www.essapharma.com.

“The maturing data from the Phase 1 dose escalation study evaluating masofaniten in combination with enzalutamide continue to demonstrate that the combination is well tolerated, accompanied by deep and durable reductions in circulating prostate-specific antigen (“PSA”) levels. While the data are still immature, the durability of the PSA responses is encouraging with a median time to PSA progression currently at 16.6 months. The Phase 2 dose expansion head-to-head portion of the study is underway and is designed to evaluate the proportion of patients with a PSA decline on combination therapy compared to single agent enzalutamide,” said David Parkinson, MD, President and CEO of ESSA. “We look forward to evaluating the potential long-term benefits of masofaniten in patients with metastatic castration-resistant prostate cancer ("mCRPC") and to providing future updates.”

Poster presentation details:

Title: Phase 1/2 trial of oral EPI-7386 (masofaniten) in combination with enzalutamide (Enz) compared to Enz alone in patients with metastatic castration-resistant prostate cancer (mCRPC): Phase 1 (P1) results and phase 2 (P2) design.

Presenting Author: Christos Kyriakopoulos, MD, University of Wisconsin-Madison Carbone Cancer Center

Abstract #: 141

Date and time: Thursday, January 25, 2024; 11:30-1:00 p.m. PT

Data summary: This Phase 1/2 multicenter, open-label clinical trial enrolled patients with mCRPC who have received androgen deprivation therapy and who are naïve to second-generation antiandrogens but may have been treated previously with one line of prior chemotherapy in the metastatic hormone-sensitive prostate cancer setting. The data presented today include 18 patients across four cohorts in the Phase 1 dose escalation portion of the study. Masofaniten has no effect on enzalutamide exposure, thus allowing the use of full dose per label (160mg) of enzalutamide in combination. Enzalutamide reduces masofaniten exposure but twice daily dosing of masofaniten appears to mitigate the reduction and maintains clinically relevant drug exposures.

In patients evaluable for safety (n=18), masofaniten combined with enzalutamide, continues to be well-tolerated at the dose levels tested through 25 cycles of dosing in some patients. Most frequent adverse events were Grades 1 and 2, related to either AR inhibition or gastrointestinal tract irritation. In Cohort 4, one patient experienced a Grade 3 rash, which was observed immediately following administration of masofaniten combined with enzalutamide and deemed probably related, resulting in the expansion of the cohort from four to seven patients. No additional dose-limiting toxicities (DLTs) were observed, therefore the maximum tolerated dose (MTD) was not reached. The recommended Phase 2 combination doses (RP2CDs) were identified as masofaniten 600 mg twice daily (BID) in combination with enzalutamide 160 mg once daily (QD).

In the patients evaluable for efficacy (n=16), rapid, deep and durable reductions in PSA were observed, regardless of previous chemotherapy status, including in patients who received lower than the full dose of enzalutamide (120 mg). Across all dose cohorts, 88% of patients (14 of 16) achieved PSA50, 81% of patients (13 of 16) achieved PSA90, 69% of patients (11 of 16) achieved PSA90 in less than 90 days, and 63% of patients (10 of 16) achieved PSA <0.2ng/mL. While the data for disease PSA progression are still maturing with a current median follow up of 11.1 months, the median time to PSA progression is at 16.6 months.

The randomized, open-label, two arm, Phase 2 dose expansion portion of the study is underway and is designed to evaluate the combination of masofaniten and enzalutamide versus single agent enzalutamide in patients with mCRPC naïve to second generation anti-androgens. The study is currently enrolling at approximately 25 sites in the USA, Canada and Australia. Expansion to European sites is in progress.

About Masofaniten

Masofaniten (formerly known as EPI-7386) is a first-in-class investigational, highly selective, oral, small molecule inhibitor of the N-terminal domain ("NTD") of the androgen receptor ("AR"). Masofaniten's unique mechanism of action disrupts the AR signaling pathway, the primary pathway that drives prostate cancer growth, by selectively binding to the NTD, a region of the AR that is not currently targeted by other therapies. Masofaniten is currently being studied in an open-label, randomized Phase 2 clinical trial (NCT05075577) in combination with enzalutamide in patients with metastatic castration-resistant prostate cancer (mCRPC) naïve to second-generation antiandrogens. ESSA is also conducting a Phase 1 monotherapy study (NCT04421222) in patients with mCRPC whose tumors have progressed on standard-of-care therapies. The U.S. Food and Drug Administration has granted Fast Track designation to masofaniten for the treatment of adult male patients with mCRPC resistant to standard-of-care treatment. ESSA retains all rights to masofaniten worldwide.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and/or applicable Canadian securities laws. Forward-looking information involves statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding presentations with respect to the Phase 1/2 study, the tolerability of masofaniten in combination with enzalutamide, PSA reductions resulting from masofaniten in combination with enzalutamide, the potential long-term benefits of masofaniten, providing future updates on the Phase 1/2 and Phase 2 studies, the timing of and enrollment in the Company’s studies and other statements surrounding the Company's evaluation of masofaniten.

Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA's actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA's current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA's financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking information is developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA's Annual Report on Form 10-K dated December 12, 2023, under the heading "Risk Factors", a copy of which is available on ESSA's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca, and as otherwise disclosed from time to time on ESSA's EDGAR and SEDAR+ profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

Contacts

ESSA Pharma, Inc.

Peter Virsik, Chief Operating Officer

778.331.0962

pvirsik@essapharma.com

Investors and Media:

Argot Partners

212.600.1902

essa@argotpartners.com

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